EXHIBIT 11
                     AZTAR CORPORATION AND SUBSIDIARIES
            STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
For the Years Ended January 2, 1997, December 28, 1995 and December 29, 1994
                    -------------------------------------
                    (in thousands, except per share data)

                                          1996        1995        1994
                                        --------    --------    --------
Income (loss) before extraordinary
 items                                  $ 20,639    $ (4,994)   $ 16,804
Deduct: preferred stock dividend and
 losses on redemption (net of income
 taxes credited to retained earnings)       (715)       (639)       (620)
                                        --------    --------    --------
Income (loss) before extraordinary
 items applicable to computation          19,924      (5,633)     16,184
Extraordinary items                           --          --      (2,708)
                                        --------    --------    --------
Net income (loss) applicable to
 computation                            $ 19,924    $ (5,633)   $ 13,476
                                        ========    ========    ========
Weighted average common shares
 assuming no dilution                     41,121      38,013      37,375
   Common equivalent shares
     Additional shares applicable to
      stock options based on the
      weighted average market price        1,051       1,013         821
                                        --------    --------    --------
Weighted average common shares
 applicable to earnings per common
 and common equivalent share              42,172      39,026      38,196
     Additional shares applicable to
      stock options based on the
      market close price at the end
      of the period                           17          57           5
   Conversion of preferred stock at
     the stated rate                         960         997       1,023
                                        --------    --------    --------
Weighted average common shares
 assuming full dilution                   43,149      40,080      39,224
                                        ========    ========    ========
Earnings per common and common
 equivalent share:
 Income (loss) before extraordinary
   items                                $    .47    $   (.14)   $    .42
 Extraordinary items                          --          --        (.07)
                                        --------    --------    --------
 Net income (loss)                      $    .47    $   (.14)   $    .35
                                        ========    ========    ========
Earnings per common share assuming
 full dilution:
 Income (loss) before extraordinary
   items                                $    .46    $   (.14)   $    .41
 Extraordinary items                          --          --        (.07)
                                        --------    --------    --------
 Net income (loss)                      $    .46    $   (.14)   $    .34
                                        ========    ========    ========
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